Exhibit 3.1

Filed in the Office of	Business Number E0464642012-4
Barbara K. Cegavske	Filing Number 20190148519
Secretary State Of Nevada	Filed On 9/9/2019 10:00:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: TurnKey Capital, Inc. Entity or Nevada Business Identification Number (NVID): NV20121545363
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: Common Stock Authorized: 750,000,000 share, $0.001 Par value Preferred Stock Authorized: 5,000,000 shares, $0.001 Par Value
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: In accordance with NRS 78.2055, the authorized shares of all classes of stock will remain unchanged. Common Stock Authorized: 750,000,000 share, $0.001 Par value Preferred Stock Authorized: 5,000,000 shares, $0.001 Par Value
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: The change is a 1:100 reverse stock split of issued and outstanding Common Stock. One (1) share of Common Stock will be issued in exchange for every one hundred (100) issued and outstanding shares.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: All fractional shares of Common Stock will be rounded up to the nearest whole share.
6. Provisions:	The required approval of the stockholders has been obtained. SEE ATTACHED
7. Effective date and time: (Optional)	Date: September 18, 2019 Time: 12:01 A.M. EST (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] Signature of Officer — CFO Title — 08/28/19 Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

TURNKEY CAPITAL INC.

August 28, 2019

Certificate of Change
NRS Required Statement
Section 6. Provisions

TurnKey Capital, Inc. (the "Company"), is effectuating a reverse stock split in accordance with NRS 78.2055. The Company obtained board approval and majority beneficial shareholder approval on August 28, 2019. In accordance with NRS 78.2055, the Company is decreasing its issued and outstanding common shares **without** correspondingly decreasing the number of authorized shares of its common stock.

A notarized copy of the Unanimous Written Consent of the Majority Shareholders is available upon request.

Timothy Hart, CPA
Chief Financial Officer